                                                                   EXHIBIT 10.18

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPERATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


                           MASTER AGREEMENT FOR DATA
                    COMMUNICATIONS AND VALUE ADDED SERVICES
                                  (ARGENTINA)

This Master Agreement for Data Communications and Value Added Services (this "Agreement") entered into on December 23, 1999 (the "Effective Date") by and between AOL Argentina S.R.L., an Argentine limited liability company with offices in Maipu 1300, Piso 10 Capital Federal (CP 1006) ("AOL") and IMPSAT S.A., with offices in Alferez Pareja 256, Buenos Aires, Capital Federal (CP
1007) ("IMPSAT").


     WHEREAS, AOL is an Internet and online service provider which desires to build a proprietary AOLnet data communications network in Argentina;

     WHEREAS, AOLnet is defined to be the subset of AOL's dial-up access network in which AOL has complete control of (i) the usage, location and quantities of the applicable equipment; (ii) the purchase, usage, and deployment of all hardware and software utilized to support the network infrastructure; and (iii) the right to resell all available capacity to third parties.

     WHEREAS, IMPSAT is a provider of data communications services and value added services, including Internet access services;

     WHEREAS, IMPSAT has agreed to build out a portion of AOLnet in Argentina and provide communications services and value added services to AOL;

     WHEREAS, the parties desire to formalize their relationship;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1.   Scope of Services.  IMPSAT shall install, activate, maintain, and operate
     -----------------
Modems for AOL's nationwide dial-up network in AOL-designated cities in Argentina, as set forth in Exhibit C ("Deployment Plan"). The parties further agree to negotiate in good faith regarding future expansion of AOL-designated cities within Argentina. The initial total network size shall be [*] Modems. For purposes of this Agreement, "Modem" shall mean an individual data channel, having the bandwidth specified in Paragraph 2.1("Network Charges") from a specified location in Argentina to any of the then-current AOL data centers. This channel may be established via an analog or digital ingress (e.g., a channelized E-1, ISDN or ADSL circuit) to a Modem Box. "Modem Box" shall mean the physical product, which houses the Modems and the netserver capacity to provide intelligence regarding the network.

     1.1  Commitments. AOL agrees to order from IMPSAT a minimum of [*] modems
          -----------
for the buildout of AOLnet in Argentina by May 2001; provided, however, that IMPSAT meets all required performance criteria as determined by AOL in its sole discretion based on agreed performance criteria. Such performance criteria include, but are not limited to: (i) meeting the monthly buildout targets specified by AOL, and (ii) meeting the requisite service levels for such buildout (including without limitation the performance levels specified in Exhibit A). If in any month IMPSAT fails to meet any of its installation commitments, AOL's minimum commitment for all following months shall be reduced by one-twelfth of the percentage by which IMPSAT has fallen short of its quality and capacity requirements for such month. The above-described reduction in commitment shall not limit any of AOL's other rights and remedies hereunder or at law. Except for the specific commitments expressed above, AOL shall not otherwise be committed to purchase modems or services from IMPSAT.

     1.2  IMPSAT Obligations.
          ------------------

          (a) IMPSAT shall deploy any capacity requests accepted by IMPSAT within ninety (90) days of acceptance. The parties agree that IMPSAT may not implement any changes with respect to the manufacturer of the Modems and routers deployed throughout the network without AOL's prior written approval. IMPSAT also agrees to deinstall Modem capacity from one site and reinstall it at another site, at AOL's sole discretion and cost, within ninety (90) days after AOL's request for such deinstallation/reinstallation. If IMPSAT refuses to accept a capacity request or does not deploy a capacity request within ninety
(90) days after accepting such request, AOL shall be free to request installation of such capacity from another provider. Further, any such capacity request that IMPSAT refuses or does not timely fulfill shall nevertheless be counted towards AOL's minimum commitment as specified in Paragraph 1.1 ("Commitments"). IMPSAT also agrees to implement any new technology on an expedited basis for AOL who shall determine the technology and vendor of choice for the Modems and related equipment and, in the event of significant changes to cost directly resulting therefrom, the parties may revisit the fees set forth in Paragraph 2 ("Fees").

          (b) Subject to Paragraph 1.2 c) and d), AOL will have the right to direct IMPSAT to withdraw Returnable Dedicated Modems (as defined below) within 90 days of the latest acceptance date of such Modems. "Returnable Dedicated Modem" shall mean [*] of the number of Modems IMPSAT is deploying in connection with an AOL initial buildout request, as defined in Paragraph 1 ("Scope of Services").

          (c) For the Returnable Dedicated Modems, the parties shall negotiate the terms upon which AOL shall loan to IMPSAT the use of such equipment (i.e., the right to return such equipment for full refund therefor), including all hardware, software, spare parts and installation services necessary for the operation of the service for 90 days.

          (d) Ten (10) days before the end of such 90-day period, AOL shall provide IMPSAT with a written communication defining how many of the Returnable Dedicated Modems will be kept, and how many will be returned. For each 30 Returnable Dedicated Modems returned by AOL(i) from the Effective Date until 31 December 2000, AOL shall pay IMPSAT the cost of the removal of such Returnable Dedicated Modems, provided that IMPSAT shall do its best efforts to minimize such cost and (ii) from 1 January 2001 forward AOL shall pay IMPSAT the rate, without taxes, of [*] per Returnable Dedicated Modem.

     1.3  Implementation of Network and Value Added Services.  AOL shall have
          --------------------------------------------------
absolute control over the locations being served and the establishment of a reasonable schedule for installations. In the event that AOL directs a change in service location or circuit type or a reallocation of Modems among locations after tasking has been issued or Modems have been activated, any additional costs incurred by IMPSAT, including any service termination or service activation costs, will be reimbursed by AOL. AOL shall retain control of how the users connect to the network and how the network connects to AOL. IMPSAT shall control the design and use of the network backbone, the value added services, and the backhaul circuits from the virtual PoPs to the physical PoPs. IMPSAT shall determine the location of actual Modem installation, and IMPSAT shall also identify the number and location of spare Modems necessary to ensure compliance with the performance specifications described in Exhibit A.

2.   Fees.
     ----

     2.1  Network Charges.  In exchange for the network services and value added
          ---------------
services to be provided hereunder, IMPSAT will be paid the following for Modems accepted by AOL, without taxes (all prices are quoted in Argentine pesos according to law 23.982):

          (a) [*] per Dedicated Modem per month for the Modems comprising the Domestic network (the "Base Domestic Price"), provided that such fee per [*] Modem will not be charged with regards to a Returnable Dedicated Modem at such time that it is returned or withdrawn in accordance with Paragraph 1.2(b).

          (b) [*] per Dedicated Modem per month for the Modems comprising the International (IWAN) network (the "Base International Price"), provided that such fee per [*] Modem will not be charged with regards to a Returnable Dedicated Modem at such time that it is returned or withdrawn in accordance with Paragraph 1.2(b).

          (c) The Base Price paid to IMPSAT shall include all costs relating to the management of the dial-up network, including but not limited to: (a) the network circuit requirement (E-3), a LEC circuit requirement of 1 per 30 Modems, and a backhaul requirement of 1 E1 per 256 Modems; (b) recurring LEC circuit charges; (c) recurring backhaul circuit charges; (d) amortization of all one-time circuit installation fees; (e) analog POTs lines; (f) non-capital equipment; (g) site maintenance; (h) recurring co-location charges; (i) co-location installation fees; (j) other one-time installation fees; (k) Modem management fees; (l) equipment lease expenses at IMPSAT sites; and (m) the cost of any spare equipment. For purposes of this paragraph, the DS-3 requirements are as follows:

               Throughput      Modems per DS-3 (or equivalent)
               ----------      -------------------------------

                  [*]                        [*]
                                               -

DS-3s shall be defined as a network circuit with a 45-megabit capacity with utilization no higher than [*].

          (d) The Base Price is valid for a [*] bps service only. Each additional [*] bps increment as set forth above that is requested by AOL will result in an additional [*] per Modem per month to the Base Price. The parties agree that the network sizing assumes that backhaul and backbone circuits are sized at no greater than [*] peak utilization per individual circuit, measured as an average over recurring five minute windows.

          (e) Subject to Paragraph 11 ("Indemnity"), AOL agrees to pay all applicable goods and services taxes relating to the services provided under this Agreement as identified in the relevant invoice provided pursuant to Paragraph
2.4 ("Payment Terms").

          (f) AOL shall not be required to pay for the use of any Modem or Modem Box for any period of time during a billing cycle in which such Modem or Modem Box is inoperable or otherwise out of service.

     2.2  Volume Discounts.   In exchange for AOL committing to the capacity set
          -----------------
forth in Paragraph 1.1 ("Commitments"), IMPSAT agrees to provide the following discounts to AOL during the term of the agreement;

          (a) For Modem orders that result in a total installed Modem base of between [*] Modems, a cumulative discount of [*] will be applied to the combined per Modem cost for the entire Modem base, including the newly ordered Modems.

          (b) For Modem orders that result in a total installed Modem base of between [*] Modems, a cumulative discount of [*] will be applied to the combined per Modem cost for the entire Modem base, including the newly ordered Modems.

          (c) For Modem orders that result in a total installed Modem base of greater than [*] Modems, a cumulative discount of [*] will be applied to the combined per Modem cost for the entire Modem base, including the newly ordered Modems.

     2.3  Price Changes.  In the event that changes to government regulations
          -------------
affect the services provided in this Agreement and result in savings or additional costs to IMPSAT, IMPSAT agrees to pass through the total amount of such savings or additional costs to AOL. AOL and IMPSAT further agree, at [*] intervals or a mutually agreeable time period, to in good faith evaluate and adjust prices quoted in Paragraph 2.1 ("Network Charges"), which may have been influenced by changes in inflation (e.g. referencing the IGP-DI rate), increased efficiency (e.g. better tools requiring fewer support staff), or reduced costs structures (e.g. increased capacity). IMPSAT hereby agrees that the foregoing covenant is a material term of this Agreement.

     2.4  Payment Terms.  At such point that AOL accepts Modems in accordance
          -------------
with this Agreement, IMPSAT will invoice AOL on a monthly basis the charges specified in this Paragraph 2 for all services provided to AOL under this Agreement. Invoices shall identify applicable taxes as agreed upon by the parties. All payments due to IMPSAT under this Agreement shall be invoiced in arrears to AOL. All undisputed invoices shall be payable within [*] days of receipt of the invoice. In the event that AOL disputes an invoice, AOL shall pay only the undisputed portion of the invoice, until the dispute is resolved. AOL or its designee shall pay vendor invoices forwarded by IMPSAT for Modems. IMPSAT acknowledges that it is AOL's billing policy not to honor any invoices for services performed more than [*] days before the receipt of the invoice by AOL.

          (a) In the event AOL fails to pay IMPSAT any undisputed amount due in accordance with the payment schedule herein proposed, IMPSAT shall provide AOL with notice of such non-payment and if, within [*] days after receipt of such notice AOL has not paid, then AOL shall pay IMPSAT, as damages for financial distress, a fine of [*] of the undisputed amount, plus interest of [*] per month of the undisputed amount, in addition to the amount originally due, calculated from the date such amount should have been paid until its actual receipt by IMPSAT. Such value shall be adjusted in order to compensate IMPSAT for inflationary losses, if any, as per Paragraph 2.3 ("Price Changes").

          (b) All invoices shall be considered undisputed unless, within the seventeen (17) days following receipt of the invoice, AOL provides IMPSAT with a notice of invoice in dispute, containing references to the actual invoice, and a detailed explanation of the cause of dispute.

     2.5  Market Pricing.
          --------------

          (a) Commencing [*], IMPSAT shall charge AOL Market Price, provided that the Market Price is at least [*] lower than the then current contract price. AOL will notify IMPSAT of changes in Market Price no more often than twice every [*] months thereafter and IMPSAT will have [*] days following such notice to modify the price accordingly. To the extent IMPSAT does not modify the price accordingly, AOL can elect at its option, either to terminate its unfulfilled purchase commitment or terminate the agreement, in whole or in part and without liability, upon notice to IMPSAT.

          (b) "Market Price" for any Dedicated Modem shall mean the price offered to AOL by any Market Vendor for services reasonably similar to those Services provided for a Dedicated Modem under this Agreement.

          (c) "Market Vendor" shall mean any Vendor with similar service levels and performance standards as the services included in this Agreement, that offers to provide reasonably similar service to AOL in a manner which is not illegal. Furthermore, said Vendor must offer to provide AOL, over a period of no less than 12 months, with at least thirty percent (30%) of AOL's incremental increase Dedicated Modem requirements over such period.

          (d) The Volume Discounts indicated in Paragraph 2.2 will be canceled upon the application of the Market Pricing and shall not be applicable to such Market Pricing.

          (e) To the extent necessary to compare hourly or similar pricing offered to AOL pursuant to this Paragraph 2.5 with the pricing applicable to a Dedicated Modem, the parties will use the average number of hours used per Dedicated Modem per month by AOL during the preceding 12 months. Such hourly or similar pricing being compared must be the peak pricing offered by the Vendor.

     2.6  [*]

          (a) Except for [*] that have [*] from [*] the services [*] by [*] shall not [*] or [*] services [*] any other Applicable Purchaser [*] that are [*] those [*] available [*] hereunder, or (ii) [*] Applicable Purchaser [*]. "Applicable Purchaser" shall mean any party [*] that is obligated to purchase, [*] Dial-Up Access Ports from IMPSAT.

          (b)  As long as AOL has purchased [*]:

               (i) the charges hereunder shall each be [*] provided by IMPSAT [*] similar services than the contained herein [*] from IMPSAT [*] that is [*] of the corresponding [*] that AOL is committed [*] under this Agreement;

               (ii) the Charges shall each be [*] provided by IMPSAT for [*] similar services [*] contained herein [*] from IMPSAT at any point in time [*] that is [*], but [*], of the corresponding [*] AOL is committed [*] under this Agreement; and

               (iii) the Charges shall each be [*] provided by IMPSAT [*] similar services than the contained herein [*] from IMPSAT at any point in time [*] of the [*] AOL is committed [*] under this Agreement

               (iv) If at any time during the [*] by this Paragraph 2.6, then IMPSAT [*] in accordance with this Section 2.6 effective as of the
          date [*] required by this Section 2.6      ---
                                            ---

          (c) AOL shall have [*] with respect to any [*] provided by, or arranged to be provided by, IMPSAT [*] For example, this Paragraph would entitle AOL to [*].

               (i) allocated to resolve network difficulties or to provide network disaster recovery;

               (ii) allocated in conjunction with IMPSAT's offer of new technology, infrastructure or data-related services to its Customers;

          (d) AOL shall have the right [*], pursuant to [*] set forth in this Agreement and pursuant to a mutually agreed-upon process that is consistent with [*] available to [*] after the Effective Date. AOL shall have the right [*]
 -                                                   -
          (e) AOL may audit IMPSAT's compliance with this Section pursuant to
Article 7 of the Agreement. In addition, upon AOL's request from time to time, [*] compliance by IMPSAT with this Section. In the event that [*] in accordance with this Paragraph 2.6 AOL shall [*] the Agreement [*].
                                   -
3.   Acceptance Testing.
     ------------------

     3.1  Acceptance Criteria and Data.  Newly activated Modem Boxes will be
          ----------------------------
subject to an acceptance test by AOL. Each acceptance test shall last for a period of six (6) days. AOL shall have the option of rejecting a Modem Box and associated circuits which meets or exceeds one or more of the following failure thresholds: (a) [*] of user sessions terminate without a user-initiated logoff sequence; (b) [*] of user calls fail to connect to the Modem Box (such data will be provided by IMPSAT for the Modem Boxes on a daily basis. The six day acceptance period will be contingent upon receiving this data on a daily basis beginning with a Modem Box activation); (c) greater than [*] of user calls which successfully connect to the Modem Box fail to connect to the AOL front end. IMPSAT shall provide to AOL all of the performance data necessary to conduct the acceptance tests on a daily basis during the testing period. If such data is not received by AOL daily, the applicable Modem Box shall automatically be deemed rejected. In the event that a newly activated Modem Box is rejected after the six (6) day acceptance test because of failures and/or problems not attributable to IMPSAT but to circumstances alien to IMPSAT such as, but not limited, to customer modem incompatibilities and/or insolvable hardware restrictions on AOL's required equipment, the failure thresholds stated in this paragraph will be reevaluated and any modifications will be mutually agreed upon in writing by AOL and IMPSAT.

     3.2  Notice of Failure.  In the event that a newly activated Modem Box
          -----------------
meets or exceeds any of the failure thresholds specified in Paragraph 3.1 ("Acceptance Criteria and Data") within the six (6) day test period, AOL may, at
                     -
its option, send IMPSAT an e-mail notice of rejection, specifying the failure thresholds which were met or exceeded during the test. In determining acceptance, AOL shall not hold IMPSAT accountable for problems due to AOL's client software. Provided that all relevant daily performance data has been provided to AOL as required by Paragraph 3.1 ("Acceptance Criteria and Data") any Modem Boxes that have not been rejected by AOL by the end of the sixth day following activation will be deemed accepted.

     3.3  Rejected Modem Boxes.  Rejected Modem Boxes shall be removed from
          --------------------
service pending further troubleshooting and corrective action by IMPSAT. Following such troubleshooting and corrective action by IMPSAT, IMPSAT may re-activate the Modem Boxes for customer use, and a new six-day acceptance period shall commence. No fees shall be charged to AOL during the period in which IMPSAT is implementing troubleshooting and corrective action or during the subsequent new six (6) day testing period.

     3.4  Payment Obligations.  The payment obligation of AOL for any Modem Box
          -------------------
begins at the end of the six (6) day testing period and only upon acceptance of such Modem Box by AOL.

4.   Technical and Operational Requirements.  IMPSAT shall provide services that
     --------------------------------------
meet the specifications as set forth in this Paragraph 4 and in Exhibit B ("Operational Requirements"):

     4.1  Netserver and Backbone Capacity.
          -------------------------------

          (a) from the netserver to the backbone, there will be no more than [*] Modems per T1 line or [*] Modems per E1 line;

          (b) the backbone is sized for aggregate dial and Internet traffic.

     (c) the IWAN lines to AOL shall be sized at [*] of peak utilization as measured over recurring five-minute windows.

     4.2  Access and Connection Protocol.  IMPSAT shall provide support for the
          ------------------------------
following AOLnet access methods, access technology, connection protocols and hub architecture:

          (a)  the proprietary AOL P3 protocol

          (b)  PPP

          (c)  TCP/IP

          (d)  UDP

          (e) ISDN synchronous & asynchronous (v.120), if available

          (f) 128K Multi-link ISDN, if available

          (g)  L2TP

          (h)  xDSL

          (i)  1-way Cable

          (j) Routing to multiple services including but not limited to AOL and any other AOL-offered service as requested by AOL, provided that the user's TCP/IP connection terminates at a site, which is subject to subparagraph (l) below.

          (k) Routing to resale customers that may be part of AOL's overall network allocation, provided that the user's TCP/IP connection terminates at a site which is subject to subparagraph (l) below.

          (l) Routing to other AOL-specified sites in addition to, Reston, Virginia, Manassas, Virginia, and Dulles, Virginia, provided that the cost of routing to the other AOL-specified sites does not exceed the cost of routing the equivalent traffic to Reston, Manassas, or Dulles, subject to prior agreement by IMPSAT and AOL on how IP routing is implemented.

     4.3  IP Addresses.  IMPSAT shall acquire and manage IP addresses for all
          ------------
protocols utilized by AOL during the term of this Agreement. Each individual [*] shall be provided [*] such that [*] and IMPSAT further agrees that IP
                                      -
addresses be allocated in contiguous class C/24 blocks. AOL shall be provided the source IP addresses prior to use two weeks in advance of implementation within the network. IMPSAT acknowledges and agrees that it must assign IP addresses in connection with its implementation of the PPP protocol in a manner that permits AOL to reliably identify the location and identity of users.

     4.4  IETF Standards.  IMPSAT shall, in its network design and topology,
          --------------
comply with IETF approved and adopted standards applicable to the access methods set forth in Paragraph 4.2 ("Access and Protection Protocol").

     4.5  Domain Name Services.  IMPSAT shall provide domain name service as
          --------------------
follows:

          (a)  resolve domain name service queries to AOL destinations

          (b) support domain name service for AOL service access to the AOL domain and any zones resident on AOL name servers

          (c)  maintaining domain name service servers

          (d) support AOL in the acquisition of IP address blocks as requested by AOL

          (e) IMPSAT shall not require return of address blocks currently in use by AOL and shall provide additional blocks from the allocated IMPSAT space in accordance with the rules of ARIN.

     4.6  Changes in Operating Requirement.  AOL may direct changes to the
          --------------------------------
operating requirements described in this Paragraph 4 to provisioned bandwidth, AOLnet access methods, access technology, and hub architecture, and IMPSAT will respond promptly with any adjusted pricing related to such request. In the event that such changes necessitate an extension of the timeframe originally scheduled for the installation of Modems, the installation schedule shall be extended the same amount of time required to execute such changes.

5.   Network Performance.
     -------------------

     5.1  Service Performance Levels.  The network shall perform in accordance
          --------------------------
with the service performance levels set forth in Exhibit A ("Service Performance Levels"). AOL shall notify IMPSAT in the event that the network fails to meet the Service Performance Levels in two consecutive months or on an average over a three-month period. IMPSAT shall have three (3) months following the receipt of such notice to cure such failure. If IMPSAT fails to cure such failure within such three (3) month period, AOL may, at its sole option, either (i) terminate this Agreement for default, in accordance with Paragraph 8.2 ("Termination") or
(ii) suspend the minimum network order commitments of Paragraph 1.1 ("Commitments") until such time as the network meets or exceeds the Service Performance Levels (based on average measurements over three (3) calendar months). For purposes of the foregoing, suspending the minimum network order commitments shall mean that for each month until the network has been brought into compliance with the Service Performance Levels, AOL shall have no obligation to place any orders for network capacity with IMPSAT for such month. Further, AOL shall have no obligation following any period of suspension to make up for any network capacity orders not made during such period of suspension

     5.2 IMPSAT shall ensure that the network be Year 2000 compliant and shall represent and warrant to such compliance. Year 2000 compliant shall mean:

          (a) Business processes and procedures must contain no logical or arithmetic inconsistencies and will function without interruption prior to, during and after Year 2000.

          (b) The Year 2000 must have the ability to recognize and manage business processes and procedures that occur in association with the leap year.

          (c) All interfaces and processes must be able to handle the data storage, display and output of date driven information as it relates to the century, in order to eliminate date ambiguity.

          (d) Successfully and reliably process date relevant functions and data containing dates from, into and between the twentieth and twenty-first centuries.

          (e) The above definitions apply, provided that all other products (e.g., hardware, software, and firmware) interfacing with AOL and CompuServe properly exchange date data with it.

     5.3  Architectural Independence.

          (a)  Alternate Carriers.  In the event that IMPSAT determines that
               ------------------
another carrier's offerings represent a superior value, or other factors which may make another carrier's offerings preferable, IMPSAT may utilize a carrier other than its current carrier for the network or any portion thereof. IMPSAT acknowledges AOL's goal is to achieve architectural independence among its service providers to minimize the probability that a single failure could impact more than one AOL service provider. IMPSAT shall solicit AOL's input prior to the use of a carrier other than its current carrier.

          (b)  International Circuits. During the term of this Agreement but not
               ----------------------
before two years from the Effective Date, AOL may decide to obtain or build international transit capacity for connecting the portion of the AOLnet network located in Argentina or other parts of Latin America to AOL data centers located outside of Latin America. In the event of such an occurrence, AOL agrees to explore opportunities with IMPSAT to either re-evaluate the current International circuit agreement and give IMPSAT the first option to meet competitive pricing or to assist in the procurement of a new international circuit. AOL shall [*].

     5.4  IMPSAT Representation. IMPSAT represents and warrants that any and all
          ----------------------
the equipment used in the implementation of a Modem and Modem Box, as defined above have been certified through the equipment supplier by the relevant authorities in Argentina and in accordance with the applicable laws and regulations.

6.   Project Management.  IMPSAT shall set up an AOL project team, staffed with
     ------------------
a IMPSAT Vice-President and a dedicated AOL project manager (both subject to AOL's approval in its sole discretion), who will be responsible for building, maintaining, and operating AOLnet and the AOL Internet access. The IMPSAT project manager shall be AOL's primary point of contact and [*], for guidance and advice.

7.   Audits.
     ------

     7.1 Each party reserves the right to [*] other [*] and [*] compliance with the terms of this Agreement. This [*] and any other [*] Agreement [*] of the [*] shall be performed by [*] as follows: (i) following at least [*] prior written notice to [*]; (ii) at the [*]; (iii) in a reasonable [*]; (iv) in a [*] and (v) in compliance with the [*]. Unless the parties mutually agree otherwise, the number of [*] shall not exceed [*]. Nothing contained in this paragraph is intended to allow [*] the disclosure of which would violate the terms of an agreement [*]. Materials of [*] reviewed by such [*] shall be deemed confidential and their use by the [*] shall be limited to [*] and any [*] shall not contain any confidential information of [*] execute a nondisclosure agreement acceptable to the current [*] containing the substantive provisions of this paragraph. Any report or other information produced or reviewed [*] shall not be [*]. Except to such person with a need to know. The foregoing [*] and/or [*] shall be made available to [*]. Each party shall [*] and shall [*] not less the term of this Agreement or such other longer period as may be required by [*] disclosure of [*] that relate to this Agreement.

  7.2 In the event of [*] of Paragraph 2.6, AOL will agree to [*] with the following[*]:1) AOL shall [*] only in the event AOL has reason to believe [*] in compliance with Paragraph 2.6, 2) AOL shall [*] or, in the event [*], AOL shall use IMPSAT's [*] if accepted by AOL, 3) AOL will [*] compliance or noncompliance with Paragraph 2.6, and 4) AOL shall [*] disclosure of [*].


8.   Term and Termination.
     --------------------

     8.1  Term.  The term of this relationship shall be three (3) years from the
          ----
Effective Date. The Agreement may be renewed at the option of AOL for additional one-year periods upon six months notice to IMPSAT. At the end of the Agreement, the parties will implement a six-month transition period to allow for the orderly migration of IMPSAT's customers and AOL's assumption of management and control of the network. The parties will resolve all transition issues in an equitable manner.

     8.2  Termination.  Either party shall have the right to terminate for
          -----------
material breach, provided that any such breach is uncured after thirty (30) days written notice. The parties hereby acknowledge that breach of any pricing provision in Paragraph 2 ("Fees") and Paragraph 10 ("Certain Conditions") shall be considered material. If any undisputed amounts due and owing by AOL remain unpaid ninety (90) days after date of invoice, then IMPSAT will provide notice thereof to AOL and if AOL does not pay with ten (10) business days after receipt of such notice, then IMPSAT may terminate this Agreement immediately upon written notice without penalty. Upon such termination, each party will work reasonably with the other party and such party's designees to ensure a smooth and timely transition of the network control and management to AOL within one hundred eighty (180) days of the effective date of termination.

In the event of any termination, IMPSAT will transfer ownership of the telephone numbers in the network to AOL or its designee, subject to the regulatory feasibility of this procedure, if any.

9.   Confidentiality. Except as required by applicable law or stock exchange
     ---------------
regulation, the parties agree that all disclosures of confidential and/or proprietary information before and during the term of this Agreement shall constitute confidential information of the disclosing party. Such confidential information shall include, but not be limited to, AOL usage statistics, calling patterns, ANI data, and all member information. Each party shall use commercially reasonable efforts to ensure the confidentiality of such information supplied by the disclosing party, or which may be acquired by either party in connection with or as a result of the provision of the services under this Agreement. Each party agrees that it shall not disclose, use, modify, copy, reproduce, or otherwise divulge such confidential information. Each party further agrees to hold harmless and indemnify the other party in the event of any disclosure by such party.

     9.1  The non disclosure obligation shall not be applicable to:

          (a) Information that is in or becomes part of the public domain without violation of this Agreement by the receiving party;

          (b) Information that was known to be in the possession of the receiving party on a non-confidential basis prior to the disclosure thereof to the receiving party by the disclosing party, as evidenced by written records;

          (c) Information that was developed independently by the receiving party's employees;

          (d) Information that is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party and without violation of this Agreement by the receiving party; or

          (e) Information that is authorized by the disclosing party in writing for disclosure or release by the receiving party.

10.  Certain Conditions.
     ------------------

     10.1 AOL shall have the right to [*]. IMPSAT shall [*] provided that AOL [*] AOL shall enter into [*] and IMPSAT shall not [*]
                                                     -

     10.2 AOL and IMPSAT will analyze and agree upon the best structure to [*]

     10.3 IMPSAT shall, at its expense, translate this Agreement into Spanish language and the parties shall mutually agree upon and execute a Spanish translation hereof;

     10.4 The parties agree that once the [*] framework is established, they shall negotiate in good faith [*] (at appropriate levels) [*] will receive, [*], for the termination of [*] related to the [*] rendering of the Services contemplated in this Agreement. Further, if, at any time during the term of this Agreement, IMPSAT [*], then [*] agrees to [*] at appropriate levels. Within 10 days of AOL's written request, [*] IMPSAT's compliance with this Section 10.4. IMPSAT hereby agrees that the foregoing covenant is a material term of this Agreement.

     10.5 While IMPSAT is in good standing with this Agreement, AOL shall 1) provide [*] with the right of [*] to procures [*] and 2) exert best efforts to [*] requested by AOL.

11.  Indemnity.
     ---------

     11.1 IMPSAT agrees to indemnify, defend, and hold AOL harmless from damages, losses, or liabilities (including reasonable attorneys' fees) arising from (i) any third party claims of intellectual property rights infringement arising from the use of any IMPSAT-developed materials; (ii) any third party claims arising out of a breach by IMPSAT of this Agreement; and (iii) any third party claims relating to any physical damage to property or personal injury caused by IMPSAT; (iv) any tax claims resulting from deficiencies in the taxes paid by IMPSAT in connection with this Agreement and (v) any third party claims by employees of IMPSAT arising out of IMPSAT's relationship with AOL or any employee, labor, or social security obligations of IMPSAT.

     11.2 AOL agrees to indemnify, defend and hold IMPSAT harmless from damages, losses, or liabilities (including reasonable attorneys' fees) arising from (i) any third party claims arising out of a breach by AOL of this Agreement; (ii) any third party claims relating to any physical damage to property or personal injury caused by AOL; and (iii) any tax claims resulting from deficiencies in the taxes paid by AOL in connection with this Agreement.

12.  Limitation of Liability.  NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY
     -----------------------
STATED OR IMPLIED HEREIN, NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES (INCLUDING LOST PROFITS) SUFFERED BY THE OTHER OR BY ANY ASSIGNEE OR OTHER TRANSFEREE OF THE OTHER, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, WHICH INCLUDES, BUT IS NOT LIMITED TO, LOSS OF PROFITS, REVENUES OR BUSINESS OPPORTUNITIES.

13.  Ownership and Remedies upon Termination or Expiration.  IMPSAT shall retain
     ------------------------------------------------------
title and ownership to the dial-up network equipment, including but not limited to, Modems and related equipment; provided, however, that as a condition of such ownership, the parties agree that (i) AOL, in its sole discretion, shall determine the technology and vendor of choice for the Modems and related equipment, and IMPSAT agrees to implement any new technology on an expedited basis for AOL,; (ii) AOL shall recoup all of the economic benefit of any endorsement by AOL of a specified technology or vendor for the Modems and related equipment; (iii) AOL shall own the telephone numbers to each of the dial-up points of presence, and IMPSAT shall not transfer such telephone numbers to any third party without written permission from AOL; and (iv) IMPSAT shall not enter into any lease agreements regarding the Modems without prior written approval from AOL. Upon termination of this Agreement arising from a material uncured breach by IMPSAT, the parties agree that (i) AOL (or its designee) shall be allowed to manage the operation of the AOL portion of the network utilizing AOL personnel and staff and IMPSAT equipment and software at IMPSAT locations, and IMPSAT shall permit such AOL personnel and staff to have free and unobstructed access to such IMPSAT locations for the purpose of managing such operations, all [*] to AOL for [*] after the effective date of termination; (ii) the parties shall implement a six month transition period to allow for AOL's assumption of management and control of the network; and (iii) IMPSAT agrees to the ability of AOL to seek injunctive relief and specific performance regarding the remedies set forth herein as non-performance would cause AOL irreparable harm. IMPSAT shall not encumber or permit the

Modems to be encumbered by any liabilities, liens, claims, charges, security interests or encumbrances of any kind other than such encumbrances as existed at the time IMPSAT obtained the Modems. Notwithstanding anything to the contrary in this Agreement, any changes in the AOL telephone numbers shall require prior written approval from AOL. AOL shall also retain title and ownership to all data contained in written reports prepared and delivered to AOL hereunder. Any software developed by IMPSAT incidental to the performance of services for AOL, the cost of which is charged to, and reimbursed by, AOL shall be jointly owned by IMPSAT and AOL without need for accounting, and IMPSAT may not use such software for the benefit of a third party unless IMPSAT: (a) pays to AOL the cost that was charged to AOL for the development of such software or (b) pays to AOL one-half of the economic benefit derived therefrom. Notwithstanding the foregoing, in no event shall IMPSAT use such software for the benefit of any entity reasonably construed to be a competitor of AOL. IMPSAT further agrees to execute any and all necessary documentation to perfect AOL's ownership rights in such software as reasonably requested by AOL. IMPSAT further agrees that it has no ownership rights or usage rights (except as necessary to fulfill its obligations as set forth in this Agreement) to any AOL proprietary information or software provided hereunder, including but not limited to any AOL proprietary information or AOL software which may be incorporated into written material or software delivered under this Agreement.

14.  General.
     -------

     14.1 Governing Law.  This Agreement shall be governed and construed under
          -------------
the laws of the Argentine Republic and the district court of Buenos Aires, District Capital, Argentina, are hereby elected to settle any disputes arising here from, with the exclusion of any other no matter how privileged it may be.

     14.2 Press Release.  The terms of this Agreement are confidential, and
          -------------
neither party shall disclose to any third party (other than bankers and lenders, and legal and other professional advisers with a need to know) the terms and conditions of this Agreement, provided however, that the parties may disclose the existence of this agreement. Such obligations shall apply except as required by law or government regulation. In addition, any press release or public announcement with respect to this Agreement shall be subject to the mutual approval of the parties, unless such major press releases or public announcements are required by law.

     14.3 Force Majeure.
          -------------

          (a) During the term of this Agreement, neither party shall be in default of its obligations to the extent that its performance is delayed or prevented by outside causes beyond its reasonable control and could not have been reasonably contemplated, including but not limited to acts of God, natural disasters, bankruptcy of a vendor, strikes and other labor disturbances, acts of war or civil disturbance, or other equivalent or comparable events.

          (b) In such event, the non-performing party will be excused from any further performance obligations so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance without delay. AOL shall not be obligated to continue to make the payments to IMPSAT as provided in this Agreement during any such period of delay.

            (c) Any party so delayed in its performance will immediately notify the party to whom performance is due by telephone (to be confirmed promptly in writing) and describe in reasonable detail the circumstances causing such delay.

            (d) If any of the circumstances described in this paragraph prevent, hinder, or delay performance of the Services necessary for the performance of AOL's critical functions for more than [*] then AOL may terminate this Agreement without penalty as of a date specified by AOL in a notice of termination to IMPSAT. For the avoidance of doubt, at all times, AOL may procure such services from an alternate source.

     14.4   Assignment.
            ----------

            (a) Neither party may assign this Agreement or its rights or obligations under this Agreement to a third party without the prior written consent of the other party, whose consent shall not be unreasonably withheld.

            (b) In the event of the consummation of a reorganization, merger, or consolidation or sale or other disposition of [*].

            (c) In the event of the consummation of a reorganization, merger, or consolidation or sale or other disposition of [*].

     14.5   Notices.  All notices or reports permitted or required under this
            -------
Agreement shall be in writing and shall be delivered by personal delivery, telegram, or facsimile transmission or by registered mail, return receipt requested. Notices shall be sent to the signatories of this Agreement at the address set forth at the beginning of this Agreement or such other address as either party may specify in writing. Notices shall be effective upon receipt. In the case of AOL, any and all notices to be provided to AOL under this Agreement must also be provided to the attention of its General Counsel.

     14.6   No Agency.  Nothing contained herein shall be construed as creating
            ---------
any agency, partnership, or other form of joint enterprise between the parties.

     14.7   Full Power. Each party warrants that it has full power to enter into
            ----------
and perform this Agreement, and the person signing this Agreement on such party's behalf has been duly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by it.

     14.8 IMPSAT represents and warrants that it has all the necessary permits and authorizations to fulfil its obligations under this agreement.

     14.9   Survival.  Paragraphs 2.4 ("Payment Terms"), 8.2 ("Termination"), 9
            --------
("Confidentiality"), 10 ("Certain Conditions"), 11 ("Indemnity"), 12
                          ------------------
("Limitation of Liability"), 13 ("Ownership") and 14 ("General") of this Agreement shall survive cancellation, termination or expiration of this Agreement.

     14.10  Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
between the parties with respect to the subject matter hereof. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

     14.11  Waiver.  No failure on the part of either party to exercise, and no
            ------
delay in exercising any right or remedy hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

     14.12  Language and Counterparts. This Agreement may be executed in Spanish
            -------------------------
and English, provided however that the Spanish version shall always prevail in the event of any disputes concerning this Agreement. This Agreement may be executed in several counterparts and exchanged via facsimile, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

AOL ARGENTINA ,                     IMPSAT S.A..


By: /s/ GUSTAVO GARRIDO             By:  /s/ Marcelo Girotti
   ---------------------------          ----------------------------

Name: GUSTAVO GARRIDO               Name: Marcelo Girotti

Title: GERENTE                      Title: CEO IMPSAT ARGENTINA

Date: December 23, 1999             Date: 12/31/99
     -------------------------           ---------------------------

                                    Name: /s/ Horacio Sajoux
                                          --------------------------

                                    Title: Executive Director

                                    Date:  December 23, 1999

                                   EXHIBIT A

                           Service Performance Levels

I.   Reports
     -------

IMPSAT will provide to AOL the following reports:

1.   Usage Reports

     A.   Daily reports on hourly usage by modem by city

     B.   Daily reports on percentage of ineffective calls

2. Daily reports on circuit utilization, including but not limited to E1s, DS-3s, OC-3s. These reports will include (i) 5 minute in and out bit rates; (ii) packet loss (average, median and 95/th/ percentile for each major router pair);
(iii) round trip delays between major router pairs.

3.   Read only access by AOL to SNMP variables on AOL demarcation routers

II.  Service Level Requirements
     --------------------------

IMPSAT shall meet or exceed the AOLnet network average in the following areas:

1.   Connection Success (getting connected to the AOL service)

     A.   [*]

     B.   [*]

     C.   Training

     D.   Ineffectives

     E.   Customer Reported Problems

2.   Connection Quality (staying connected)

     A.   Percentage of [*]

     B.   [*]

     C.   [*]

3.   Problem Resolution

     A.   Modem Availability

     B.   Trouble Tickets Resolution Time

     C.   Service Down Time

4.   Ability to Fill Orders

     A.   Modem Plan

     B.   Backbone Capacity Plan

                                   EXHIBIT B
                                   ---------

                            Operational Requirements
                            ------------------------

Network Engineering

          IMPSAT agrees to provide network engineering to address operational and long-term planning issues.

II.  Operations

          IMPSAT will continue to provision, staff, and operate a Network Operations Center ("NOC") with dedicated support for AOL. The scope of this task will include the following IMPSAT support and value added services for the network:

          A. Operation of the NOC and co-located systems with trained and qualified personnel on a continuous 24 hours per day, 7 days per week basis.

          B. Operation of all NOC equipment, monitoring, and fault isolation functions.

          C. Coordinating the dispatch maintenance representatives for corrective maintenance activities and recording information in a Problem Report ("PR") as follows:

                    1. In the Buenos Aires metropolitan area, the IMPSAT field service will respond within [*] hour for all repairs that cannot be completed through remote means

                    2. IMPSAT will provide field service within [*] hours for all repairs that cannot be completed through remote means for all other locations.

                    3. Initiation of a corrective maintenance request, plus recording the time that the call is received by the IMPSAT maintenance representative.

                    4. Upon arrival of the maintenance representative at the site, the NOC confirms the reported problems and records the site arrival time with the representative.

                    5. Upon notification to the NOC by the on-site maintenance representative of any of the following conditions, AOL representatives are conferred with for advice or assistance: work stoppage, delay, denial of access to the equipment.

                    6. Upon restoration of service by the maintenance representative, the NOC confirms operation of the equipment and records the time when service was restored and the reason for the outage in concert with the maintenance representative.

          D. Initiation of PRs, maintenance of a log of all PRs, coordination of PRs with support personnel and tracking of problems until resolution using a commercial trouble reporting system.

          E. Utilizing the SNMP capabilities and IMPSAT diagnostic software resident in the NOC for:

                    1.   Daily testing of  modems and local access numbers

                    2. Measurements of the usage of each modem several times during each 24 hour period

                    3. Monitoring and recording the backbone and trunk availability and utilization

                    4. Accounting for the disposition of each call placed to AOLnet (i.e. how many calls were placed, how many calls were sent successfully to AOL, how many calls were lost in the network due to routing problems, how many calls were sent to AOL, but AOL did not accept them, etc.)

          F. Providing on-site analyst support Monday through Friday (excluding IMPSAT holidays) during normal working hours. A dedicated access number shall be maintained for AOL's exclusive use, which shall always be operational. Analyst support is defined as including the following:

                    1. Supporting short-term and long-term AOLnet problem identification, analysis, and resolution.

                    2. Ensuring that proper steps are taken to resolve the problem

                    3. Identifying and tracking all software, baseline and patches, deployed in the AOLnet and NOC platforms

                    4. Supporting the deployment of new software and hardware to the AOLnet and NOC equipment as coordinated with AOL

                    5.   Providing support to network provisioning requirements

                    6.   Maintaining a technical library for the NOC

          G. Performing on-call analyst support to AOLnet on a continuous 24 hour per day, 7 days per week basis. On-call analyst personnel respond to urgent requests from the NOC in conjunction with the on-site IMPSAT personnel. Procedures for the conduct of network testing are in accordance with those developed in conjunction with AOL representatives.

          H. Providing operational support to AOLnet in the area of network testing in association with provisioning actions. Such testing shall be conducted from the NOC in conjunction with the on-site IMPSAT installation team personnel.

          I.   Maintaining and providing updates and changes to NOC maps

          J.   Maintaining an authorized outage listing for NOC controller use

          K. Acting as AOL's agent in network security matters on a day-to-day basis in accordance with commercially reasonable practices and making recommendations for improvements

          L. Using commercial teleconferencing facilities in the resolution of network problems, escalation of problems, and planning activities

          M. Providing electronic mail service support for the NOC via the e-mail/DNS capability resident on the Sun workstations

          N.   Providing a facsimile service resident in the NOC equipment

          O. Delivering the following reports to the AOL representatives designated:

                    1.   Daily modem and site usage

                    2.   Daily call disposition reports

                    3.   Weekly summary of the amount of time required to close
                         PRs

                    4.   Daily ineffective call report

                    5.   Daily backbone utilization statistics

                    6.   Daily network latency and congestion statistics

                    7. Trace data as required to debug client and AOLnet problems

                    AOL may request additional reports that assist in improving
               AOLnet quality. IMPSAT will provide these additional reports, or the raw data, subject to technical reasonableness.

III. Design and Topology of AOLnet

          IMPSAT intends to continue to improve the network design to: reduce risk, improve robustness, and enhance the price/performance of the transmission system.

          A.   Traffic Assumptions

          B.   Location of Points of Presence

          C.   Network Architecture

          D.   Network Topology

          AOL shall be allowed to establish a route of last resort on the IMPSAT network. IMPSAT will manage such traffic and provision their network to maintain a maximum circuit load as defined in Paragraph 2.1(d).

IV.  Network Support Organization

          IMPSAT has structured the program so that we can both rapidly build out a network and deliver quality service, and it can provide to AOL value added services.

          A. Program Management: The program management group is responsible for the management of the project as a whole. The program management team is led by a program executive who has direct and immediate access to the senior management of IMPSAT Communications and a program manager who reports to the program executive. The program management team is the primary point of contact between IMPSAT and AOL and coordinates the activity of all functional groups within IMPSAT and is responsible for project and financial management of the program.

          B. Engineering: Network engineering handles the technical aspects of the project, resolution of problems escalated by the NOC, planning for future network expansion, and improving performance and process. Engineering interacts directly with AOL and the NOC.

          C. Deployment: The deployment team consists of field engineers and technicians and others who have experience dealing directly with local carriers, preparing sites, and installing equipment. Part of the team will be based at IMPSAT to coordinate activities and provide support for installers.

          D. Operations: A NOC handles the operation and maintenance of the network. The NOC is connected to AOL's central facilities, including a direct telephone link to the AOL operations center. The NOC's monitoring capability is set up to detect and correct most network problems before they are visible to AOL or its customers.

          E. The NOC directs the maintenance activity based on input from the monitoring systems and AOL. IMPSAT handles the large majority of repair tasks over the telephone with technicians at the PoPs by storing hardware at the PoPs, establishing working agreements with the PoPs and other service providers and by providing written procedures. When it is necessary to send technicians to deal with problems, IMPSAT uses its existing infrastructure of satellite offices and field engineers.

          F. IMPSAT shall support AOL in the acquisition of DNS address blocks as requested by AOL. IMPSAT shall not require return of address blocks currently in use by AOL and shall provide additional blocks from the allocated IMPSAT space as requested by AOL. The provision at additional address blocks must continue for at least the next two years, and IMPSAT must give AOL a minimum of one-year notice should IMPSAT choose to terminate this service.

          G. IMPSAT agrees not to restrict traffic to and from AOL unless requested to do so by AOL or required to do so by court order or applicable law.

          H. IMPSAT shall manage the backbone and interconnection points with other Internet providers and customers to minimize loss and delay of AOL traffic. Such management shall include creation of new interconnection points as required.

          I. Each party shall use reasonable efforts to aggregate routing information sent to the other and to control the addition and withdrawal of routing information.

          J. IMPSAT shall announce AOL routing information at IMPSAT interchange points as agreed by AOL.

                                   EXHIBIT C

                                Deployment Plan

AOL-Designated Cities
---------------------

[*]


[*]


[*]


[*]